Exhibit 10.2
SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (“Agreement”) is entered into by and between The Honest Company, Inc. (the “Company”), and Kelly Kennedy (“Employee,” “you,” or “your”) (together the “Parties” or individually a “Party”), in consideration for and as a condition to the Company’s agreement to provide you with certain Separation Benefits (defined below) to which you are not otherwise entitled.
1.Separation From Employment and Final Pay. Your voluntary separation from the Company will be effective on September 29, 2023 (“Separation Date”). Your employment will end on the Separation Date regardless of whether you sign this Agreement or agree to the following terms and conditions. On the Separation Date (or by no later than the timeframe permitted by applicable law), and independent of this Agreement, the Company will provide you with a final paycheck that will fully compensate you for all earned wages and compensation, including your customary wages, benefits, bonuses, and vacation earned/payable to you through the Separation Date, less applicable taxes and withholdings. The Separation Benefits described in Section 4 below are separate from and in addition to your final pay. You understand that, except as otherwise provided in this Agreement, you are not entitled to anything further from the Company, including reinstatement by the Company, or any compensation or benefits of any kind, for any reason, after the Separation Date.
2.Benefits Termination. Your eligibility for employee benefits as an employee of the Company will terminate on September 30, 2023. You will be separately notified of your right to continue your healthcare coverage under COBRA.
3.Post-Separation Consulting. Provided that you execute and do not revoke this Agreement, the Parties have agreed that you will provide certain consulting services to the Company through December 31, 2023 (“Consulting Period”), except as otherwise provided herein. You acknowledge and agree that prior to entering into this Agreement, the Company is under no legal obligation to retain your services as a consultant after the Separation Date, and therefore this Consulting Period constitutes consideration for your obligations as specified herein.
a.Services. During the Consulting Period, you will use your best efforts to provide consulting services as may be requested by the Company from time to time in the areas of your experience and expertise, which shall include (without limitation) providing assistance and support and transitioning your work duties and responsibilities (the “Consulting Services”). For the avoidance of doubt, you will not be required to perform Consulting Services in the absence of a request for such services from the Company’s Chief Financial Officer. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing Consulting Services, you shall abide by the Company’s policies and procedures.
b.Fees. Your Consulting Services during the Consulting Period will be compensated at an hourly rate to be agreed-upon by the Parties. You will be required to submit a monthly invoice reflecting your Consulting Services rendered that month to the Legal Department (legal@thehonestcompany.com), and payment will be issued by the Company within 30 calendar days of receipt of such invoice. The Company agrees to pay for any and all such travel and/or expenses incurred by you to provide the Consulting Services, with such travel and/or expenses to be pre-approved by the Company before they are incurred. The Company will also reimburse or pay the legal fees you incurred in entering into your January 2021 employment agreement.

c.Non-Disclosure of Confidential Information. You acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter (as applicable), under the Confidential Information and Invention Assignment Agreement you previously entered into with the Company and which is incorporated herein by reference.
d.Relationship between the Parties. Your relationship with the Company as a consultant will be that of an independent contractor only, and nothing herein is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between the Company and you. As an independent contractor, you will not be entitled to any of the benefits that the Company may make available to its employees generally, including but not limited to group health or life insurance, profit-sharing or retirement benefits. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided in this Section 3. You will have no authority to bind the Company to any contractual obligations, whether written, oral, or implied, except with the prior written authorization of an officer of the Company. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so. Throughout the Consulting Period, you shall have the right to engage in employment, consulting, or other work relationships in addition to your work for the Company, provided that such activities do not unreasonably interfere with your obligations under this Agreement, and in any event, unless otherwise waived in writing by the Company, do not compete or otherwise conflict with, directly or indirectly, the business, operations, and interests of the Company.
e.Termination. The Consulting Period shall end on the earlier of (i) December 31, 2023; and (ii) the Company’s written notice to you that you have materially breached any of your obligations hereunder or have materially breached any of your obligations under your Confidential Information and Inventions Assignment Agreement.
4.Separation Benefits. In consideration for entering into this Agreement, and provided that you: (i) remained in compliance with all Company policies; your Employment Agreement dated April 24, 2021 (“Employment Agreement”); and your Confidential Information and Invention Assignment Agreement (“CIIAA”), all through the Separation Date (and after, if applicable), (ii) delivered to the Company all Company property, pursuant to Section 11, by no later than thirty (30) days following the termination of the Consulting Period, (iii) signed and returned the executed copy of this Agreement to the Company on or before the expiration of the Consideration Period, (iv) fully comply with the terms of this Agreement, and (v) do not revoke this Agreement pursuant to Section 7 below, the Company will pay or extend to you, as applicable, the following (collectively referred to as the “Separation Benefits”):
a.the equivalent of six (6) months (the “Severance Period”) of your base salary in effect as of the Separation Date ($34,583.33 per month), subject to standard payroll deductions and withholdings, payable in monthly installments as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation Date, provided this Agreement has become effective;
b.an amount equal to up to twelve (12) months of your health insurance premium under COBRA on an after-tax basis, which will terminate upon the earliest of (i) the date which is twelve (12) months after your Separation Date, (ii) the expiration of your eligibility for continuation coverage under COBRA, or (iii) the date when you enroll in substantially equivalent health insurance coverage in connection with new employment or self-employment (the occurrence of which you agree to promptly bring to the Company’s attention by email to the Legal Department (legal@thehonestcompany.com)), payable either directly to the insurer or in monthly installments beginning no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation Date, provided this Agreement has become effective (except that the Company may elect to provide you with a lump-sum payment in lieu of all or part of the above-referenced payments);
c.an annual bonus for the 2023 calendar year (notwithstanding your termination of employment prior to the payment date of the bonus), prorated based on the number of days you were employed by the Company in the 2023 calendar year and determined by the Board and/or the Committee in its discretion based on the achievement of the applicable performance goals for the 2023 calendar year, to be paid at the same time that annual bonuses for the 2023 calendar year are paid to other Company executives (but in any event no later than March 15, 2024); and
d.accelerated vesting of outstanding restricted stock units (“RSUs”) issued under the Company’s Amended and Restated 2011 Stock Incentive Plan and the Company’s 2021 Equity Incentive Plan (“the Equity Plans”) that are held by you as of immediately prior to the Separation Date, such that a number of unvested shares subject to each award of RSUs that would vest if you continued to be a Service Provider or provide Continuous Service (as those terms are defined in the Equity Plans) from the Separation Date through and inclusive of March 4, 2024 will become vested (it being understood by the Parties that forfeiture of any RSUs held by you due to your termination of employment will be tolled to the extent necessary to implement the foregoing vesting acceleration).
You acknowledge that the Company has no duty or obligation (including pursuant to the Employment Agreement) to provide you the Separation Benefits absent this Agreement.
5.Equity Interests. Except as otherwise provided in Section 4(d), your entitlement to outstanding equity awards, if any, shall be governed by the terms of the stock plan governing such options and the documents by which such options were granted to you, along with any amendments thereto.
6.General Release.
a.In consideration of the Separation Benefits set forth in Section 4 above, you on behalf of yourself, your heirs, any spouse, executor, assigns, administrators, representatives, and agents , hereby release and forever discharge the Company and each of its respective past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest, as well as each of their past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest, jointly and severally, (referred to collectively hereafter as the "Releasees"), from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, penalties, interest, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent (referred to collectively hereafter as "Claim" or "Claims"), of whatever kind and nature, whether now known or unknown, which you have at any time owned or held up to and including the date you sign this Agreement including, and without limiting the generality of the foregoing, any and all Claims arising out of, connected with, or relating to: (a) your employment or termination of employment with the Company; (b) any act or omission by or on the part of any of the Releasees occurring from the beginning of time up through and including your execution of this Agreement; (c) any Claim for violation of any federal, state or local law or regulation prohibiting discrimination, failure to prevent discrimination, harassment or retaliation of any kind; (d) Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of

1991; the Americans with Disabilities Act of 1990, as amended; the Genetic Information and Discrimination Act; the Rehabilitation Act of 1973, as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”); the Rehabilitation Act of 1973, as amended; the National Labor Relations Act, as amended; the Labor-Management Relations Act, as amended; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Lily Ledbetter Fair Pay Act; the Pregnancy Discrimination Act; the Occupational Safety and Health Act; the Federal Worker Adjustment and Retraining Notification Act; the Fair Labor Standards Act (including the Equal Pay Act) or the Consolidated Omnibus Budget Reconciliation Act (COBRA), as amended; the Sarbanes-Oxley Act of 2002; the California Worker Adjustment and Retraining Notification Act; the California Business & Professions Code; the California Family Rights Act; the California Labor Code; the California Industrial Welfare Commission Wage Orders; the California Fair Employment and Housing Act; the California and United States Constitutions; the Washington Industrial Welfare Act; the Washington Law Against Discrimination; any Washington leave laws; the Washington Minimum Wage Requirements and Labor Standards Act; Title 49 of the Revised Code of Washington; the Washington Equal Pay Opportunity Act; the Washington Fair Chance Act; and any local ordinance or federal or state statute, regulation or constitution; and (e) any Claim for attorneys' fees, penalties, interest, costs or expenses. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate or recover any damages, injunctive, declaratory, monetary, or other relief, in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any of the other Released Parties is a party. You represent that you are not an “aggrieved employee” for any purpose including under the California Private Attorneys’ General Act (“PAGA”), and therefore the Company is not liable for any penalties pursuant to PAGA for any conduct arising during or out of your employment with the Company.
b.The General Release in Section 6(a) of this Agreement is intended to be a full and final release covering all suspected, unknown, undisclosed and unanticipated Claims which may have arisen, or may arise, from any act or omission prior to the date that you sign this Agreement, and which arise out of or are related, directly or indirectly, to the dealings between the Parties to this Agreement, or any matters described above. If you later discover facts different from or in addition to those facts you currently know or believe to be true, this Agreement, the waivers and releases will nevertheless remain effective in all respects. You and on behalf of anyone or any entity claiming through you, waive any and all rights or benefits which you may now have, or in the future may have, under the terms of Cal. Civ. Code § 1542 which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Notwithstanding the provisions of § 1542, and for the purpose of implementing a full and complete release and discharge, you expressly acknowledge that (i) this Agreement is intended to and does include in its effect, without limitation, all Claims you do not know or suspect to exist in your favor against any of the Releasees, up to and including the date you sign this Agreement, and (ii) this Agreement expressly contemplates the extinguishment of such Claims.
7.Older Workers’ Benefit Protection Act Disclosures and Consideration/ Revocation Periods. This Agreement constitutes a knowing and voluntary waiver of any and all rights or Claims that you have or may have under the Federal Age Discrimination in

Employment Act, as amended by the OWBPA. This Section and this Agreement are written in a manner to be understood by you. You are hereby advised in writing to consult with an attorney of your choosing before signing this Agreement. You may take up to twenty-one (21) days to review and consider this Agreement (“Consideration Period”), after which time this Agreement to provide you the Separation Benefits will expire. The Parties agree that modification of this Agreement, whether material or immaterial, shall not restart the running of the Consideration Period. If you decide not to use the full Consideration Period, you knowingly and voluntarily waive any claims that you were not given or did not use the full Consideration Period before signing this Agreement and acknowledge that you have signed this Agreement knowingly and voluntarily. You may revoke this Agreement at any time within the 7-day period following the date you sign this Agreement (“Revocation Period”) by providing written notice of revocation via email to the Legal Department (legal@thehonestcompany.com), so that such written notice is received before the Revocation Period expires. Subject also to Section 4 of this Agreement, the Company’s obligation to provide any payment under this Agreement does not become final and binding until after the expiration of the Revocation Period and only if you have not revoked this Agreement during such time period. If you exercise your right to revoke the Agreement during the Revocation Period, the Company reserves the right to treat the Agreement as void, in whole or in part, at its sole discretion.
8.Your Protected Rights; Non-Interference. Notwithstanding the above, the matters released in Section 6 do not include: (i) any rights to receive the Separation Benefits; (ii) any claim for vested and accrued benefits under any benefit plan governed by the Employment Retirement income Security Act of 1974, as amended; (iii) any claim for unemployment or state disability insurance benefits or worker compensation benefits; (iv) any claim of breach of the terms of this Agreement; or (v) any other claims that cannot lawfully be released as a matter of law or public policy. Additionally, nothing in this Agreement restricts or prevents you from disclosing or discussing allegations of discrimination, harassment, retaliation, wage and hour violations, or sexual assault, or conduct that is recognized as against a clear mandate of public policy or disclosing or discussing the settlement of such a claim or waives your right to file a charge, cooperate or participate in an investigation or proceeding conducted by an administrative or regulatory agency, such as the Equal Employment Opportunity Commission (“EEOC”); to bring a suit to challenge the validity of this Agreement as it applies to the claims seeking to enforce the ADEA; to file an unfair labor practice charge under the National Labor Relations Act; to make disclosures that are required by law; or to testify truthfully, when required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. However, to the maximum extent permitted by applicable law, the consideration provided to you in this Agreement shall be the sole relief provided to you by the Releasees for the matters released in Section 6 and you agree to waive any monetary or other personal relief against the Releasees in connection with any such claim, charge, or proceeding. Nothing in this Agreement shall be interpreted to prohibit or prevent you from receiving a bounty or similar award for providing information to a government agency (such as the U.S. Securities and Exchange Commission) or filing or participating in any whistleblower complaint filed with the U.S. Securities and Exchange Commission.
9.Covenant Not to Sue; Representations. You acknowledge and agree that you have not and will not directly or indirectly institute or assist in any legal action against the Releasees based upon, arising out of, or related to any Claims released herein. You further acknowledge and agree that (a) you have not sustained any workplace injury of any kind during your employment with the Company, and accordingly, you do not intend to file any claim for or seek any workers’ compensation benefits; (b) you are aware of no facts or evidence that would give rise to any governmental action against any of the Releasees; and (c) you have not made any claims or allegations to the Company related to discrimination, harassment, retaliation, wage and hour violations, or sexual assault, and that none of the payments set forth in this Agreement are related to alleged discrimination, harassment, retaliation, wage and hour violations, or sexual assault. You agree that except for the Separation Benefits, you have been paid all wages and other compensation that you have earned or become entitled to during your employment with the Company, including but not limited to, all wages, salary, bonuses and commissions, vacation and paid time off, and reimbursable expenses.
10.Confidentiality and Non-Disparagement.
a.You agree that the terms and conditions of this Agreement are confidential, including, but not limited to, the amounts paid to you under this Agreement. You will not disclose or publicize the existence of this Agreement or any of its terms to any person, or in any manner, except to your spouse, legal counsel, or accounting advisors and then only after securing the agreement of each such individual to maintain the confidentiality of this Agreement. Notwithstanding, this Agreement does not prohibit or restrict you from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances.
b.You further acknowledge that, during the term of your employment by the Company, you have had access to and possession of Confidential Information (defined below), and that following the Separation Date, you must continue to comply with the terms of the CIIAA. For the purposes of this Agreement, “Confidential Information” shall have the meaning ascribed to such term in the CIIAA.
c.In addition, you and the Company agree that, at all times following the Separation Date each will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the other, including the Releasees.
d.Notwithstanding any of the foregoing, nothing in this Agreement prevents you from (i) disclosing either (x) the underlying facts or circumstances regarding conduct that you reasonably believe to be illegal discrimination, harassment, retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy or (y) the existence of a settlement involving such conduct; (ii) testifying truthfully in any legal proceeding, including, but not limited to, responding to any inquiries made by the EEOC or any government agency; or (iii) engaging in activity protected by the National Labor Relations Act, including the right to discuss terms and conditions of employment with current or former co-workers.
11. Surrender and Return of Company Property. You represent and warrant that proprietary items will be returned to an authorized officer of the Company, including but not limited to, any computer hardware or software, credit cards, key cards, cellular phones, any books or manuals issued by the Company and any other Confidential Information (including, without limitation, all copies or reproductions of such documents or materials, computer disks, backup copies, and other forms of electronic storage media) within thirty (30) days of the end of the Consulting Period, and that you will not retain any copies thereof.
12.Cooperation Agreement. Separate and apart from the post-separation consulting arrangement described in Section 3, you agree to cooperate fully with the Company in connection with any and all pending or future litigation or administrative claims, investigations, or proceedings involving the Company, including without limitation your meeting with the Company's counsel and/or advisors at reasonable times, upon their request, and providing written statements or live testimony (in court or at depositions) that is truthful, and complete in accordance with information known to you. To the extent any obligations under this Section require you to travel and/or incur expenses, the Company agrees to pay for any and all such travel and/or expenses, with such travel and/or expenses to be pre-approved by the Company before they are incurred.
13.Tax Matters. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A. You acknowledge that any and all federal, state, or local tax liability that may be due or become due because of the Separation Benefits are your sole responsibility, and you further agree to hold the Company harmless and indemnify it for any and all liabilities, penalties, interest, costs, attorneys’ fees and expenses relating to any tax or contribution that may be incurred or demanded as a result of your receipt of the Separation Benefits.
14.Severability. If any provision of this Agreement is held to be void, null or unenforceable, the remaining portions will remain in full force and effect. To the extent any provision of the general release of claims is deemed to be invalid or unenforceable, the Parties agree to enter into a full and general release of all claims by you that is not invalid.
15.Governing Law; Dispute Resolution. This Agreement shall be deemed to have been executed and delivered within the State of Washington, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Washington, without regard to principles of conflict of laws. Any and all disputes arising out of or in connection with this Agreement, or the breach thereof, shall be construed, arbitrated and finally resolved by and in accordance with Section 11 of the Employment Agreement.
16.No Admission. Neither this Agreement nor the furnishing of the consideration for this Agreement will be deemed or construed as an admission of liability or wrongdoing on the part of the Releasees, nor will it be admissible as evidence in any proceeding other than for the enforcement of this Agreement.
17.Execution; Counterparts. You shall not execute this Agreement before the Separation Date, and the Company has no obligation to countersign this Agreement you execute this Agreement before the Separation Date. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.
18.Acknowledgment. You acknowledge that you have read this Agreement, fully understand the contents of this Agreement, freely, voluntarily and without coercion enter into this Agreement, and are signing it with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims you may have against the Company.
19.Entire Agreement. This Agreement contains all of the terms, conditions, promises, representations and understandings between the Parties, and supersedes any previous written or oral agreements between the Parties, except that any provisions of the CIIAA, your previous indemnification agreement with the Company, and the Employment Agreement that survive the termination of your employment will remain in full force and effect. This Agreement cannot be modified except by a writing signed by you and an authorized officer of the Company. The Company’s failure to insist upon your strict adherence to any term or obligation of this Agreement shall neither be considered a waiver nor deprive the Company of the right to thereafter expect or insist upon strict adherence to that term or obligation, or any other term or obligation, of this Agreement.
20.Effective Date. This Agreement shall not become effective or enforceable until 12:01 a.m. on the 8th day after you sign and date this Agreement (referred to hereafter as the “Effective Date”).
YOU ACKNOWLEDGE AND UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT CAREFULLY, UNDERSTAND ALL OF ITS TERMS AND AGREE TO THOSE TERMS KNOWINGLY, VOLUNTARILY, AND WITHOUT DURESS. YOU ARE ADVISED TO CONSULT WITH COUNSEL ABOUT THE TERMS AND LEGAL EFFECT OF THIS AGREEMENT.

                        EMPLOYEE

Dated:         10/17/2023            /s/ Kelly Kennedy_____________
                        Kelly Kennedy

THE HONEST COMPANY, INC.

Dated:         10/17/2023            By: /s/ Brendan Sheehey
Title: General Counsel & Corporate Secretary